NIVS Announces Full Year and Fourth Quarter 2009 Results

Company reports Fiscal year 2009 net income of $23.5 million, or $0.59 per diluted share, on sales of $185.2 million, versus $13.0 million net income, or $0.41 per diluted share, in 2008 on sales of $143.6 million

HUIZHOU, China, March 25, 2010— NIVS IntelliMedia Technology Group, Inc. ("NIVS" or the "Company") (NYSE:NIV - News), a consumer electronics company that designs, manufactures and sells intelligent audio and visual products, announced today that net sales for the three months ended December 31, 2009, were $62.7 million compared to $42.6 million in the comparable prior year period, an increase of 47.2%. The increase in sales during the fourth quarter of 2009 compared to the fourth quarter of 2008 was attributed primarily to an increased demand for the Company's intelligent audio and video products as a result of the economic recovery that began in China, and market expansion efforts. Net sales for the full year ended December 31, 2009 were $185.2 million, an increase of $41.6 million, or 29.0% compared to $143.6 million for the year ended December 31, 2008. The increase in revenue was also attributed primarily to the increased demand for and sales of the Company's intelligent audio and video products, which the Company believes was the result of its market expansion efforts.

Income from operations during the fourth quarter 2009 was $12.5 million, an increase of $8.6 million or 220.5% compared to $3.9 million in the comparable prior year period. The increase in income from operations was attributable in part to the reversal of $2.7 million of bad debt charges in the fourth quarter. For the year ended December 31, 2009, the Company reported income from operations of $28.5 million, an increase of $10.0 million, or 54.1% from $18.5 million in the comparable prior year period.

Mr. Tianfu Li, NIVS' Chairman and CEO, said, "I am delighted at our strong 2009 fourth quarter and full year performance and completing our first year of trading on the NYSE Amex. We acquired our U.S. listing during a challenging economic environment and succeeded in expanding our business within the Chinese domestic market as well as in international markets. We believe our 2009 performance provides a solid foundation from which to grow in 2010. Our management team is focused on achieving outstanding operational performance and the continuance of increasing shareholder value."

During the fourth quarter of 2009, the Company reported net income of $11.0 million, or $0.28 per diluted share compared to $1.9 million, or $0.04 per diluted share, in the comparable period of 2008, an increase of $9.1 million. For the year ended December 31, 2009, the Company reported net income of $23.5 million, or $0.59 per diluted share, an increase of $10.5 million, or 80.8% from $13 million, or $0.41 per diluted share, in 2008.

Liquidity and Capital Resources

The Company had unrestricted cash and cash equivalents of approximately $5.9 million at December 31, 2009, compared with $0.5 million at December 31, 2008. In addition, the Company had approximately $4.8 million in restricted cash at December 31, 2009, as compared to $11.7 million at December 31, 2008. The Company had working capital of approximately $3.3 million at December 31, 2009 and a working capital deficit of $18.6 million at December 31, 2008.

The Company had short-term bank loans of approximately $51.7 million and $54.7 million as of December 31, 2009 and 2008, respectively.

During 2009, the Company spent $9.6 million on capital expenditures compared to $16.8 million in 2008. Depreciation and amortization was $5.9 million in 2009 compared to $4.9 million in 2008.

Business Outlook

For the remainder of 2010, the Company intends to continue its strong marketing and new product launch momentum, and remain focused on executing the goal of becoming China's preeminent integrated consumer electronics company. The Company intends to further enhance its balance sheet by focusing on cutting operating costs and streamlining operating efficiencies. In addition, the Company will continue to focus on R&D and add to its product portfolio, such as 3G mobile handsets, for example. As demonstrated by the tripling of revenue year-over-year of the intelligent audio and visual products in the fourth quarter of 2009, the Company believes that its integration of solid technology, design, manufacturing, distribution, product and marketing continues to be well-received by its customers and end users.

The Company intends to sustain its strong growth across all its operating segments and remains confident about the business and growth of the AV consumer electronics industry, and believes that its integrated strengths should allow it to expand market share within its core market and help to capture opportunities in new markets, enabling the Company to deliver sustained strong financial results and greater share value.

About NIVS IntelliMedia Technology Group, Inc.

NIVS IntelliMedia Technology Group is an integrated consumer electronics company that designs, manufactures, markets and sells intelligent audio and video products in China, Greater Asia, Europe, and North America. The NIVS brand has received "Most Popular Brand" distinction in China's acoustic industry for three consecutive years, among numerous other awards. NIVS has developed leading Chinese speech interactive technology, which forms a foundation for the Company's intelligent audio and visual systems, including digital audio, LCD televisions, digital video broadcasting ("DVB") set-top boxes, peripherals and more.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary companies. These forward looking statements are often identified by the use of forward looking terminology such as "believes, expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties, including, but not limited to the Company's ability to remediate the significant deficiencies and/or material weakness(es) in its internal controls; the Company's ability to effectively integrate the operations and management of acquisition targets, including Dongri; the Company's entry into the mobile phone manufacturing business; the Company's ability to timely deliver products; the Company's ability to timely develop and market new products; the Company's ability to continue to borrow and raise additional capital to fund its operations; the Company's ability to accurately forecast amounts of supplies needed to meet customer demand; exposure to market risk through sales in international markets; fluctuations in the availability of raw materials and components needed for the Company's products; protection of the Company's intellectual property rights; and changes in the laws of the PRC that affect the Company's operations. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including the discussed above and in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov/). All forward-looking statements attributable the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume an obligation to update these forward-looking statements.

Investor Conference Call

The Company's 2009 year-end earnings conference call will take place on Thursday, March 25, 2010, at 11:00 a.m. Eastern Time and will also be webcast over the internet.

To participate, callers should dial 800- 867-0938, callers dialing from China or Hong Kong should dial U.S. 1 -480-293-0647. Participants should ask for the "NIVS IntelliMedia Conference Call."

A simultaneous webcast will also be available via
http://w.on24.com/r.htm?e=199373&s=1&k=7FAA2EC2A3CC7CCB87A1899E1BEEE123

In addition, a replay of the conference call will be archived and available until April 25, 2010 at the following numbers: Domestic callers - 800-406-7325 or 303-590-3030, access code: 4263795. Callers from China or Hong Kong: U.S. 1-800-406-7325, access code 4263795.

For more information, please contact:

    Company Contact:
Jason Wong
Vice President Investor Relations
Tel:    +86-138-299-16919
Email: jason@nivsgroup.com

    Investor Contact:
United States & Canada
BPC Financial Marketing
John Baldissera
Tel:   +1-800-368-1217

NIVS INTELLIMEDIA TECHNOLOGY GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In US Dollars)

	December 31,	December 31,
	2009	2008
Assets
Current Assets
Cash and cash equivalents	$5,916,224	$461,504
Trade receivables, net	33,228,955	20,364,356
Inventories, net	9,626,048	11,279,832
Prepaid expenses, deposit and other receivables	8,641,448	81,690
VAT refundable	869,202	1,094,090
Restricted cash	4,840,137	11,681,595
Total current assets	63,122,014	44,963,067
Property, equipment and construction in progress, net	58,409,374	56,331,487
Advances to suppliers	16,649,904	15,286,028
Intangible assets, net	2,295,244	2,343,383
Total Assets	$140,476,536	$118,923,965

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable - trade	$3,932,115	$2,020,363
Accrued liabilities and other payable	1,485,577	1,441,922
Wages payable	801,972	800,744
Corporate tax payable	1,372,117	2,744,518
Various taxes payable	494,678	470,860
Customer deposits	—	1,393,171
Short-term loans	43,987,358	35,871,715
Bank notes payable	7,712,609	18,849,201
Total current liabilities	59,786,426	63,592,494
Due to shareholder	—	7,842,780
Total Liabilities	59,786,426	71,435,274

Shareholders' Equity
NIVS IntelliMedia Technology Group, Inc.'s shareholders' equity
Preferred stock, $0.0001 par value, 10,000,000 shares authorized, 0 shares issued and outstanding at December 31, 2009 and December 31, 2008, respectively	—	—
Common stock, $0.0001 par value, 100,000,000 shares authorized, 40,675,347 and 36,855,714 shares issued and outstanding at December 31, 2009 and December 31, 2008, respectively	4,068	3,686
Additional paid-in capital	21,717,239	12,663,513
Accumulated other comprehensive income	3,979,941	3,960,012
Statutory reserve fund	5,722,107	3,568,869
Retained earnings (unrestricted)	47,497,211	26,193,371
Total NIVS IntelliMedia Technology
Group, Inc. Shareholders' Equity	78,920,566	46,389,451
Noncontrolling interest	1,769,544	1,099,240
Total Shareholders' Equity	80,690,110	47,488,691
Total Liabilities & Shareholders' Equity	$140,476,536	$118,923,965

The accompanying notes are an integral part of these consolidated financial statements.

NIVS INTELLIMEDIA TECHNOLOGY GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In US Dollars)

	For the Year Ended
	December 31,	December 31,	December 31,
	2009	2008	2007
Revenues	$185,197,972	$143,630,679	$77,626,516
Other Revenues	282,289	414,968	516,415
Cost of Goods Sold	(142,416,067)	(109,762,476)	(58,864,342)
Gross Profit	43,064,194	34,283,171	19,278,589

Selling Expenses	6,761,597	5,376,083	3,269,414

General and administrative
Amortization	78,665	68,788	62,175
Depreciation	331,153	337,445	327,575
Bad debts (recovery)	(2,745,003)	2,531,479	473,218
Merger cost	—	1,785,696	—
Stock-based compensation	—	765,000	—
Other general and administrative	4,850,370	3,171,458	2,548,047
Total general and administrative	2,515,185	8,659,866	3,411,015
Research and development	5,314,781	1,737,323	373,472
Total operating expenses	14,591,563	15,773,272	7,053,901
Income from operations	28,472,631	18,509,899	12,224,688

Other income (expenses)
Government grant	575,870	31,713	28,138
Write-down of inventory	—	(131,837)	(105,106)
Interest income	6	91	234,655)
Interest expense	(1,566,976)	(2,208,051)	(1,791,490)
Imputed interest	—	(656,167)	(526,428)
Sundry income (expense), net	11,407	(51,714)	(111,405)
Total other income (expenses)	(979,693)	(3,015,965)	(2,271,636)

Income before non-controlling interest and income taxes	27,492,938	15,493,934	9,953,052
Income taxes	(3,406,230)	(2,031,031)	(1,268,963)
Net income	24,086,708	13,462,903	8,684,089

Net income attributable to the non- controlling interest	(629,630)	(429,490)	(217,569)

Net income attributable NIVS IntelliMedia Technology Group, Inc.	$23,457,078	$13,033,413	$8,466,520

Basic earnings per share - net income attributable to NIVS's common shareholders	$0.59	$0.41	$0.31

Weighted-average shares outstanding, Basic	39,858,756	31,553,197	27,546,667

Diluted earnings per share - net income attributable to NIVS's common shareholders	$0.59	$0.41	$0.31

Weighted-average shares outstanding, Diluted	39,858,756	31,967,040	27,546,667

The accompanying notes are an integral part of these consolidated financial statements.

NIVS INTELLIMEDIA TECHNOLOGY GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In US Dollars)

	For the Year Ended
	December 31,
	2009	2008	2007
Cash Flows From Operating Activities

Net income	$24,086,708	$13,462,903	$8,684,089
Adjustments to reconcile net income to net cash provided by operating activities:

Imputed interest	—	656,167	526,428
Bad debt expense (recovery)	(2,745,003)	2,531,479	473,218
Depreciation expense	5,850,550	4,887,386	1,169,319
Amortization expense	78,665	68,788	62,175
Stock-based compensation	—	765,000	—
Write-down of inventory	—	131,837	105,106
Changes in operating assets and liabilities:
Trade receivables	(10,117,126)	(18,385,002)	(4,838,184)
Advances to suppliers	350,934	1,318,827	(13,640,207)
Prepaid expenses and deposits	—	(63,105)	38,265
Inventories, net	1,655,152	6,067,538	(15,908,385)
VAT refundable	225,021	(1,094,090)	—
Accounts payable, accrued liabilities and customer deposits	561,647	(12,650,271)	12,402,518
Various taxes payable	23,761	283,149	(315,905)
Wages payable	1,131	192,522	436,329
Corporate tax payable	(1,372,734)	1,018,753	1,092,944
Net cash provided by (used in) operating activities	18,598,706	(808,119)	(9,712,290)

Cash Flows From Investing Activities
Restricted cash	6,842,875	(9,698,348)	(276,104)
Deposits for Dongri Acquisition	(8,559,748)	—	—
Purchases of property, plant and equipment	(5,232,911)	(15,326,949)	(15,297,640)
Payments made for construction in progress	(4,405,199)	(1,480,627)	—
Purchases of intangible assets	(31,605)	(28,830)	—
Due from related parties	—	2,213,370	4,801,648
Short-term investment, marketable securities	—	—	(650)
Net cash used in investing activities	(11,386,588)	(24,321,384)	(10,772,746)

Cash Flows From Financing Activities
Net borrowing from bank loans payable	8,111,292	3,230,239	15,985,886
Net borrowing (repayment) in bank notes payable	(11,138,878)	12,744,638	(145,438)
Capital lease payable	—	—	(61,669)
Net proceeds of share issuances	1,212,382	10,487,474	—
Due to shareholder	—	(3,165,990)	4,916,614
Net cash provided by (used in) financing activities	(1,815,204)	23,296,361	20,695,393
Effect of exchange rate changes on cash	57,806	855,995	668,904
Net increase in cash and cash equivalents	5,454,720	(977,147)	879,261

Cash and cash equivalents, beginning of period	461,504	1,438,651	559,390
Cash and cash equivalents, end of period	$5,916,224	$461,504	$1,438,651

Supplemental disclosure information:
Interest expense paid	$1,706,762	$2,208,051	$1,791,490
Income taxes paid	$4,773,839	$2,031,031	$1,268,963

Non cash investing and financing activities:
Exchange of investment for equipment	$—	$—	$12,824,623
Conversion of Li debt to common stock	$7,841,726	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.